Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Services – Experts” and “Services—Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report on the financial statements of First Symetra Separate Account S dated April 17, 2009 and to the use of our report on the statutory-basis financial statements of First Symetra National Life Insurance Company of New York dated April 10, 2009, in Post-Effective Amendment No. 5 to the Registration Statement (Form N-4, No. 333-140379) of First Symetra Separate Account S and related Prospectus of the First Symetra Focus Variable Annuity Contract issued by First Symetra Separate Account S and First Symetra National Life Insurance Company of New York.

/s/ Ernst & Young LLP

Seattle, Washington

April 28, 2009